Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
                                  Cusip No:  52517PML2

PRICING SUPPLEMENT NO. 290
Trade Date: January 13, 1998, to Prospectus
Supplement dated December 17, 1997
and Prospectus dated December 3, 1997

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: USD Prime Rate
Commission: .15%                            Telerate pg 125
	           posted on 1/16/98
Interest Rate Basis:
( ) Treasury Rate	 Settlement Date: 1/16/98
( ) LIBOR (3 month)	 Maturity Date:   2/12/99
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
(X) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) -2.78%

Index Maturity: Daily

Interest Payment Period:	 Quarterly

Interest Reset Period:	Daily

Interest Reset Dates:	Daily - Rate will freeze two business days
prior to coupon payment dates.

Interest Determination Dates: Daily as further described in the Prospectus Supplement.

Interest Payment Dates:  The 12th of April, July, October,
January and at maturity, subject to modified following business day convention.


The aggregate principal amount of this offering is $120,400,000 and relates only to Pricing Supplement No. 290. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $12,403,325,000 and, to date, including this offering, an aggregate of $11,730,725,000 Medium-Term Notes, Series E has been issued and $7,666,490,000 are outstanding.